Exhibit 5.1

Brent D. Fassett

(720) 566-4025

fassettbd@cooley.com

April 30, 2010

ARCA biopharma, Inc.

8001 Arista Place, Suite 200

Broomfield, CO 80021

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the public offering by ARCA biopharma, Inc., a Delaware corporation (the “Company”), of its of the Company’s common stock, par value $0.001 per share having an aggregate offering price of up to $20,000,000 (the “Shares”), covered by the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-148288, the “Registration Statement”) and the related Base Prospectus, Prospectus Supplement and the Addendum to Prospectus Supplement (collectively, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus. The Shares have been and will be sold in accordance with the Equity Distribution Agreement, dated December 8, 2009, between the Company and Wedbush Securities Inc. f/k/a Wedbush Morgan Securities, Inc. as agent and/or principal, as amended by Amendment No. 1 to Equity Distribution Agreement, dated April 30, 2010 (as amended, the “Distribution Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Distribution Agreement, Registration Statement and the related Prospectus and Prospectus Supplement, have been and will be validly issued, fully paid and non-assessable.

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM

ARCA biopharma, Inc.

April 30, 2010

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement and the Prospectus Supplement filed in connection with the offering and the sale of the Shares.

Very truly yours,

Cooley LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett, Partner

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM